Exhibit 2.2

Execution Version

AMENDMENT NO. 1 TO THE ARRANGEMENT AGREEMENT

THIS AMENDMENT NO. 1 TO THE ARRANGEMENT AGREEMENT (this “Amendment No. 1”) is made and entered into as of this 10th day of September 2021 by and between Score Media and Gaming Inc., a British Columbia corporation (the “Company”), 1317774 B.C. Ltd., a British Columbia corporation (“Purchaser”) and Penn National Gaming, Inc., a Pennsylvania corporation (“Parent”). The Company, Parent and Purchaser are sometimes referred to in this Amendment No. 1 as a “party” and collectively as the “parties.”

RECITALS

WHEREAS the Company, Purchaser and Parent are parties to an arrangement agreement (the “Arrangement Agreement”) made as of August 4, 2021, pursuant to which Purchaser has agreed to acquire all of the outstanding Shares;

WHEREAS in accordance with Section 9.4 of the Arrangement Agreement, the parties wish to amend the terms of the Arrangement Agreement and the Plan of Arrangement on the terms set forth herein;

WHEREAS capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Arrangement Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, intending to be legally bound, the parties hereto agree as follows:

Section 1.1      Amendments to the Arrangement Agreement

(1)            The definitions of “Amalco”, “Amalco Option”, “Amalco RSU” and “Amalgamation” in Section 1.1 of the Arrangement Agreement shall each be deleted in its entirety.

(2)            The following terms shall be added to Section 1.1 of the Arrangement Agreement:

“Purchaser Option” has the meaning ascribed to such term in the Plan of Arrangement.

“Purchaser RSU” has the meaning ascribed to such term in the Plan of Arrangement.

(3)            Section 2.3(c) of the Arrangement Agreement shall be deleted in its entirety and replaced with the following:

“(c)      that it is the intention of Parent and Purchaser to rely upon Section 3(a)(10) of the Securities Act in connection with the offer and sale of Consideration Shares, Parent Options, Parent RSUs, Purchaser Options and Purchaser RSUs (collectively, the “Parent Issued Securities”) in accordance with the Arrangement, based on the Court’s approval of the Arrangement, which approval through the issuance of the Final Order will constitute its determination of the fairness of the Arrangement;”

(4)            Section 2.6 of the Arrangement Agreement shall be deleted in its entirety and replaced with the following:

“Section 2.6.   Effects of the Arrangement on Shares, Company Options and Company RSUs. Each Share, Employee Company Option, Employee Company RSU, Non-Employee Option, Non-Employee RSU, Director Company Option and Director Company RSU, in each case that is outstanding as of immediately prior to the Effective Time, shall be dealt with as provided in the Plan of Arrangement. In furtherance of the foregoing, the Company shall take all actions contemplated by Section 6.10.”

(5)            Section 2.10 of the Arrangement Agreement shall be deleted in its entirety and replaced with the following:

Section 2.10 Payment of Consideration. Prior to or substantially concurrently with the Effective Time, Parent or Purchaser, as applicable, will (a) deposit, or cause to be deposited, with the Depositary sufficient funds, Parent Shares and Exchangeable Shares to satisfy the aggregate Consideration payable to the Company Shareholders pursuant to, and in accordance with, the terms of the Plan of Arrangement, plus sufficient funds to satisfy any aggregate cash payment in lieu of fractional Parent Shares and Exchangeable Shares and (b) advance, or cause to be advanced, to the Company, or as directed by the Company, sufficient funds to satisfy the payments to be made by the Company in respect of Company Options and Company RSUs pursuant to, and in accordance with, the terms of the Plan of Arrangement.

Section 1.2          Plan of Arrangement. In accordance with Section 9.4 of the Arrangement Agreement, the Parties hereby agree (i) to amend the Plan of Arrangement and (ii) that the Plan of Arrangement substantially in the form attached as Appendix “A” to the Company Proxy Statement shall, for the purposes of the Arrangement Agreement and the Arrangement, be the “Plan of Arrangement”.

Section 1.3          Representations and Warranties of the Parties.

(1)            The Company hereby represents and warrants to Purchaser and Parent and acknowledges and agrees that each of Purchaser and Parent is relying upon such representations and warranties in connection with the entering into of this Amendment No. 1 and the consummation of the Arrangement, that the representations and warranties of the Company set forth in Section 3.1 of the Arrangement Agreement and, mutatis mutandis, in Section 3.2 and Section 3.4 of the Arrangement Agreement are true and correct as of the date hereof.

(2)            Each of Purchaser and Parent hereby represents and warrants to the Company and acknowledges and agrees that the Company is relying upon such representations and warranties in connection with the entering into of this Amendment No. 1 and the consummation of the Arrangement, that the representations and warranties of Purchaser and Parent, as applicable, set forth in Section 4.1 of the Arrangement Agreement and, mutatis mutandis, in Section 4.2 and Section 4.4 of the Arrangement Agreement are true and correct as of the date hereof.

Section 1.4      Miscellaneous.

(1)            Amendments. The provisions of the Arrangement Agreement that have not been amended by this Amendment No.1 shall remain in full force and effect, unamended, and this Amendment No. 1 shall be deemed to form part of the Arrangement Agreement, as amended. This Amendment No.1 shall not be amended, altered, waived or modified except by an instrument in writing duly executed by each of the Parties.

(2)            Further Assurances. Subject to the provisions of this Amendment No. 1, each of the parties shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to further document or evidence any of the transactions or events set out herein.

(3)            Severability. If any term or other provision of this Amendment No. 1 is invalid, illegal or incapable of being enforced by virtue of any Law, or due to any public policy, all other conditions and provisions of this Amendment No. 1 shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Amendment No. 1 so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the extent possible.

(4)            Governing Law; Jurisdiction.

(a)	This Amendment No. 1 and all Proceedings arising in whole or part under or in connection herewith shall be interpreted, construed, performed, governed and enforced by and in accordance with the Laws of the Province of Ontario and the federal Laws of Canada applicable therein without giving effect to any principle of conflict of law that would require or permit the application of the Law of another jurisdiction.

(b)	Each of the parties hereby irrevocably submits to the exclusive jurisdiction of the Ontario Superior Court of Justice (Commercial List) located in the City of Toronto or, only if such court does not accept or have jurisdiction, such other court of competent jurisdiction located in the City of Toronto, in respect of any Proceeding arising out of or relating to this Amendment No. 1, the documents referred to in this Amendment No. 1, or the transactions contemplated hereby or thereby, and each hereby waives, and agrees not to assert, as a defense, by motion or otherwise, in any such Proceeding that it is not subject thereto or that such Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Amendment No. 1 or any such document may not be enforced in or by such courts, and each of the parties irrevocably agrees that it is the intention of each such party that all claims with respect to such Proceeding shall be heard and determined in such a court.

(5)            Authorship. The parties agree that the terms and language of this Amendment No. 1 were the result of negotiations between the parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Amendment No. 1 shall be resolved against any party. Any controversy over construction of this Amendment No. 1 shall be decided without regard to events of authorship or negotiation.

(6)            Language. The parties expressly acknowledge that they have requested that this Amendment No. 1 and all ancillary and related documents thereto be drafted in the English language only. Les parties aux présentes reconnaissent avoir exigé que la présente entente et tous les documents qui y sont accessoires soient rédigés en anglais seulement.

(7)            Counterparts; Effectiveness. This Amendment No. 1 may be executed by electronic signatures and in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment No. 1 shall become effective only when actually signed by each party hereto and each such party has received counterparts hereof signed by the other party hereto.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment No. 1 to the Arrangement Agreement to be duly executed by its authorized officer as of the day and year first written above.

SCORE MEDIA AND GAMING INC.

By:	(Signed) Benjamin Levy
Name: Benjamin Levy
Title: President and Chief Operating Officer

1317774 B.C. LTD.

By:	(Signed) Harper Ko
Name: Harper Ko
Title: Director

PENN NATIONAL GAMING, INC.

By:	(Signed) Harper Ko
Name: Harper Ko
Title: EVP, Chief Legal Officer

[Signature Page to Amendment No. 1 to the Arrangement Agreement]